Exhibit 12

FRANK J. HARITON, ATTORNEY AT LAW

1065 Dobbs Ferry Road, White Plains, New York 10607

TEL (914) 674-4373

FAX (914) 693-2963

February 20, 2020

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:Vesper Corporation - Offering Statement on Form 1-A File No. 024-11122

Ladies and Gentlemen:

I have been requested by Vesper Corporation, a Wyoming corporation (the "Company"), to furnish you with my opinion as to the matters hereinafter set forth in connection with the above-captioned offering statement (the "Offering Statement") covering an aggregate of 10,550,000 shares (the "Shares") of the Company's common stock, of which 10,000,000 shares offered on behalf of the Company (the “Company Shares”) and an aggregate of 550,000 shares (the “Selling Shareholder Shares”) are offered by certain selling stockholders.

In connection with this opinion, I have examined the Offering Statement and the Company's Certificate of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion: (i) that the Company Shares will, upon issuance in accordance with the terms set forth in the Offering Statement, including the payment of the consideration therefor set forth therein, by fully paid, duly authorized, issued and outstanding shares of the Company’s common stock; and (ii)  that the Selling Shareholder Shares have been legally issued and are fully paid and non-assessable.

I render no opinion as to the laws of any jurisdiction other than the States of New York and Wyoming. I hereby consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to my name under the caption "Legal Matters" in the Offering Statement and in the offering circular included in the Offering Statement. I confirm that, as of the date hereof, I own 50,000 shares of the common stock of the Company which shares are as Selling Shareholder Shares Offering Statement.

Very truly yours,

/s/ Frank J. Hariton

Frank J. Hariton,

Attorney-at- Law